Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276512

Prospectus Supplement No. 1

To Prospectus Dated March 8, 2024

By Selling Securityholders

3,638,442 Shares of Common Stock

1,697,678 Shares of Common Stock Underlying Warrants

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This Prospectus Supplement No. 1 (this “Prospectus Supplement No. 1”) amends and supplements the prospectus dated March 8, 2024 (the “Prospectus”) which forms a part of the Registration Statement on Form S-1 (No. 333-276512) (the “Registration Statement”) of Collective Audience, Inc. (the “Company”, “we”, “us” or “our”).  This Prospectus Supplement No. 1 relates to an aggregate of 5,336,120 shares of our common stock, par value of $0.0001 (“Common Stock”), of the Company, being registered for resale by the Selling Securityholders named in this Prospectus (the “Selling Securityholders”) which include, among other things, (i) up to 1,995,365 shares of our Common Stock, issued to various selling shareholders as described herein, (ii) 1,697,678 shares of our Common Stock issuable upon the exercise of issued warrants to purchase the Company’s Common Stock (the “Warrants”) (iii) 1,613,078 shares of our Common Stock originally issued in private placements to our sponsor, Abri Ventures, I, LLC, a Delaware limited liability company (“Sponsor”), and certain directors and former directors of the Company (collectively, the “Initial Shares”); and (iv) 30,000 shares of Common Stock previously issued to our Underwriter, Chardan capital Markets, LLC, (the “Underwriter”) (collectively, the “Offering”).

In particular, this Prospectus Supplement No. 1 is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the SEC on May 6, 2024 (the “Form 8-K”), which among other things, discloses the reduction in the exercise price of certain the Warrants issued by the Company pursuant to the Prospectus, in the Offering.  This Prospectus Supplement No. 1 should be read together with the Prospectus and this Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 updates and supersedes the information contain in the Prospectus. This Prospectus Supplement No. 1 is not complete without and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments thereto.

Our Common Stock is listed on the Nasdaq Global Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CAUD.” On May 8, 2024, the last quoted sale price for our Common Stock as reported was $0.5702 per share.

REPRICING OF WARRANTS

As previously reported on Form 8-K dated February 20, 2024, on February 19, 2024, the Company closed a private placement offering of common stock purchase warrants (the “February Warrants”) to certain accredited investors (the “February Investors”).  Also, as disclosed on the Form 8-K filed with the SEC on December 26, 2023 on December 19, 2023 the Company closed a private placement offering of Company common stock and common stock purchase warrants (the “December Warrants” and together with the February Warrants, the “Warrants”) to certain accredited investors (the “December Investors” and together with the February Investors, the “Investors”).

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As previously disclosed on Form 8-K dated May 6, 2024, on April 26, 2024 (the “Execution Date”), the Company entered into an Exercise Price Reset Agreement (the “Reset Agreement”) with the Investors from the February Private Placement and December Private Placement pursuant to which, among other things, the Company agreed to reset the exercise price of the February Investor’s February Warrants from $5.00 per share of the Company’s common stock, par value $0.0001 (“Common Stock”), to $0.185 per share of Common Stock (the “Reset Exercise Price”) and to reset the December Investor’s December Warrants from an exercise price of $2.13 per share of Common Stock to the Reset Exercise Price.

In consideration of the Company resetting the exercise price of the Warrants to the Reset Exercise Price, the Investors agreed to exercise their Warrants for all of the outstanding shares of Common Stock underlying their respective Warrants within forty-five (45) days of the Execution Date. The Reset Agreement contains a standstill provision prohibiting the Investors from, among other things, disposing of the shares of Common Stock issued for the exercise of the Warrants or the shares of Common Stock that may be issued upon the exercise of the Warrants, until five trading days after the Execution Date.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus and this Prospectus Supplement No. 1 or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 1 dated May 9, 2024

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